EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of February 1, 2015, by and between Soft Landing Labs. LTD, an Illinois corporation (the “Company”), and Kareem Fahmy (the “Executive”).

RECITALS:

A.

The Company is engaged in clinical toxicology laboratory testing.

B.

The Executive is a founder of the Company and its Chief Operating Officer and Director

C.

The Company and the Executive desire to memorialize the terms, conditions and compensation of the Executive as set forth herein.

C.

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Executive and the Company hereby agree as follows:

ARTICLE I
EMPLOYMENT

1.1

Employment.  The Company hereby employs, engages and hires Executive, and Executive hereby accepts employment, upon the terms and conditions set forth in this Agreement.  Executive is employed as Chief Operating Officer (CEO).  Executive shall also serve as a director of the Company but not be compensated for his services as a director.

1.2

Activities and Duties During Employment.  Executive represents and warrants to the Company that Executive is free to accept employment with the Company and that Executive has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with the acceptance and performance of the obligations under this Agreement.

Executive accepts the employment described herein and agrees to devote full time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate.  Notwithstanding the foregoing, Executive may:  (i) serve as an officer, director or owner of other entities at his discretion provided that such service does not materially interfere or conflict with his duties hereunder; and (ii) make and manage personal investments of his choice.

1.3

Scheduled Work Week.  Executive’s regularly scheduled work week shall consist of five (5) days (Monday through Friday) from 9:00 a.m. to 5:00 p.m., subject to such additional time if necessary to fulfill duties reasonably assigned to Executive.

ARTICLE II
TERM

2.1

Term.  The term of employment under this Agreement shall be five (5) years, commencing as of the date of the Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”), which Employment Term shall automatically renew for additional five (5) year periods unless terminated by Executive.

2.2

Termination.  The Employment Term and Employment of Executive may be terminated as follows:

(a)

Automatically, without the action of either party, upon the death of the Executive.

(b)

By either party upon the Total Disability of the Executive.  The Executive shall be considered to have a Total Disability for purposes of this Agreement if he is unable, by reason of accident or illness or mental disability, to substantially perform his employment duties for a period of six (6) months during any period of twelve (12) consecutive months.  The determination of whether a Total Disability has occurred shall be based on the determination of a physician selected by the Company.  Nothing herein shall limit the Executive’s right to receive any payments to which Executive may be entitled under any disability or Executive benefit plan of the Company or under any disability or insurance policy or plan.  During a period of Total Disability prior to termination hereunder, Executive shall continue to receive his full compensation (including base salary and bonus) and benefits.

(c)

By the Executive upon thirty (30) days’ written notice to the Company.

(d)

Upon expiration of the Employment Term should Executive not elect to continue in the employment of the Company for the next successive renewal term.

(e)

By the Company for “Cause” (as defined below).

2.3

Cessation of Rights and Obligations:  Survival of Certain Provisions.  On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligations and covenants of the parties, as set forth herein, shall except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

2.4

Cessation of Compensation.  In lieu of any severance under any severance plan that the Company may then have in effect, and subject to:  (i) the receipt of a full and unconditional release from Executive; and (ii) any amounts owed by the Executive to the Company under any contract, agreement or loan document entered into after the date hereof (including, but not limited to, loans made by the Company to the Executive), the Company shall pay to the Executive, and the Executive shall be entitled to receive, the following amounts within thirty (30) days of the date of termination of his employment in full satisfaction of any obligation to Executive for termination of this Agreement:

(a)

Termination For Cause.  Upon:  (i) termination of the Executive’s employment for “Cause” as defined in 2.6 below; (ii) Executive’s resignation; or (iii) the expiration of the Employment Term, because the Executive elects not to extend the Employment Term, Executive shall be entitled to receive his base salary, bonus, benefits and expense reimbursements solely through the date of his remaining term of his entire employment agreement duration.

(b)

Death/Total Disability.  Subject to the terms of Section 2.4(d) below, upon the termination of the Employment Term by reason of the death or Total Disability of the Executive, the Executive (or, in the case of death, his estate) shall be entitled to receive his base salary through the date of death or determination of Total Disability and to the end of his employment agreement. If there is less than 12 months remaining on the agreement the continuation of full compensation for the greater of the duration of the remaining entire employment agreement or 12 months.

2.5

Business Expenses.

(a)

Reimbursement.  The Company shall reimburse the Executive for all reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses and relocation expenses as required.  The reimbursement of business expenses will be governed by the policies for the Company and the terms otherwise set forth herein.

(b)

Accounting.  The Executive shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses were incurred for proper business purposes in accordance with the policies adopted by the Company and as such are reimbursable by the Company.

2.6

Termination for “Cause.”  For purposes of this Agreement, “Cause” for Executive’s termination will exist if the Company terminates Executive’s employment for any of the following reasons: (i) Executive fails to substantially perform his duties hereunder (other than any such failure due to his physical or mental illness), and such failure is not remedied within thirty (30) business days after written notice from the Company’s board of directors, which written notice shall state that failure to remedy such conduct may results in an involuntary termination for Cause; (ii) Executive engages in willful and serious misconduct (including, but not limited to, an act of fraud or embezzlement) that has caused or is reasonably expected to result in material injury to the Company or any of its Affiliates; (iii) Executive is convicted of or enters a plea of guilty or nolo contendere to a:  (A) crime that materially adversely affects his ability to perform his duties on behalf of the Company; or (B) felony; (iv) Executive engages in alcohol or substance abuse which adversely affects his ability to perform his duties; or (v) Executive willfully breaches any of his obligations hereunder or under any other agreement between himself and the Company, and such willful breach is not remedied within thirty (3) business days after written notice from the Company’s board of directors, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause..

ARTICLE III
COMPENSATION AND BENEFITS

3.1

Compensation.  During Executive’s employment, the Company shall pay Executive $95,000 annual salary. Executive shall receive bonus and other benefits from time t time as determined by the Board of Directors of the Company.

3.2

Payment.  Except as otherwise provided herein, all compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company.  The compensation shall be subject to such withholdings and deductions by the Company as are required by law.

3.3

Vacation.  The Executive shall be entitled to receive four (4) weeks of personal time off (“PTO”) each year of the Employment Term (prorated for fractional years).

ARTICLE IV
MISCELLANEOUS

4.1

Notices.  All notices or other communications required or permitted hereunder shall be in writing addressed to the last known address of the Party entitled to notice and shall be deemed given, delivered and received:  (a) when delivered, if delivered personally; (b) four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid; (c) one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service; and (d) on the date of delivery if delivered by telecopy, receipt confirmed, provided that a confirmation copy is sent on the next business day by first class mail to the last known address of the Executive or the Company, as the case may be.

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

4.2

Entire Agreement; Amendments, Etc.  This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.  No modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall be effective unless in writing, executed by both parties hereto.

4.3

Benefit.  This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of Executive and the successors, assignees and transferees of the Company.

4.4

No Waiver.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

4.5

Severability.  If any part of any covenant is unenforceable or the making of any covenant hereunder is unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified this Agreement, as so modified, shall be binding upon the parties as if originally set forth herein.

4.6

Governing Law.  The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Illinois.

4.7

Counterparts.  This Agreement may be executed in one or more counterparts, whether by original, photocopy, facsimile or e-mail attachment in PDF format, each of which will be deemed an original and all of which together will constitute one and the same instrument.

4.8

Recitals.  The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

 In witness whereof, the parties have executed this agreement on the date first set forth above.

SOFT LANDING LABS, LTD

/S/ Dr. Abdel Fahmy
By: Dr. Abdel Fahmy, Chief Executive Officer

EXECUTIVE

/S/ Kareem Fahmy
By: Kareem Fahmy, Chief Operating Officer